POWER OF ATTORNEY

The undersigned, being a director or officer of Prudential Annuities Life Assurance Corporation ("PALAC"), constitutes and appoints Elizabeth L. Gioia, Richard H. Kirk, Douglas E. Scully, and Lynn K. Stone, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, and to do any and all things and execute any and all instruments that such attorneys-in-fact may deem necessary or advisable under any rules, regulations and requirements of the U.S. Securities and Exchange Commission, in connection with where applicable: Registration statements of the appropriate forms prescribed by the Securities and Exchange Commission, and any other periodic documents and reports required under the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all amendments thereto executed on behalf of PALAC filed with the Securities and Exchange Commission for the Registrations listed below:

Prudential Annuities Life Assurance Corporation – Market Value Adjusted Fixed Allocation Investment Options and Guaranteed Maturity Annuity Contracts Registration Nos.:

333-248270 333-249220 333-249221 333-249230

Prudential Annuities Life Assurance Corporation Variable Account B Registration No. 811-05438
and Flexible Premium Deferred Annuity Contracts Registration Nos.:

033-62793 033-87010 333-08853
333-71654 333-71672 333-71834
333-96577 333-150220 333-152411

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of December, 2020.

/s/ Susan M. Mann
Susan M. Mann
Director, Chief Financial Officer and
Executive Vice President